Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ViaWest Inc. Employee Share Purchase Plan of Shaw Communications Inc. of our reports dated November 28, 2016, with respect to the consolidated financial statements of Shaw Communications Inc. and the effectiveness of internal control over financial reporting of Shaw Communications Inc. included in its Annual Report (Form 40-F) for the year ended August 31, 2016, filed with the Securities and Exchange Commission.

Calgary, Canada December 16, 2016	/s/ Ernst & Young LLP Chartered Public Accountants